Exhibit 5.1

Proskauer Rose LLP 2049 Century Park East, 32nd Floor Los Angeles, CA 90067-3206

September 21 2012

99¢ Only Stores

4000 East Union Pacific Avenue

City of Commerce, California 90023

Ladies and Gentlemen:

We have acted as special counsel to 99¢ Only Stores, a California corporation (the “Company”), in connection with the preparation of the registration statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, with respect to the issuance and exchange of up to $250,000,000 aggregate principal amount of the Company’s 11% Senior Notes due 2019 (the “Exchange Notes”) for a like principal amount of outstanding 11% Senior Notes due 2019. The Exchange Notes will be issued under the indenture, dated as of December 29, 2011, as supplemented by the Supplemental Indenture, dated as of January 13, 2012 (the “Indenture”), by and among the Company, the subsidiary guarantors named therein, and Wilmington Trust, National Association, as trustee (the “Trustee”).  The Exchange Notes will be unconditionally guaranteed by 99 Cents Only Stores Texas, Inc., a Delaware corporation (the “Subsidiary Guarantor” and, together with the Company, the “Subject Persons”), pursuant to the guarantees contained in the Indenture (the “Exchange Guarantees”).

In connection with the rendering of this opinion, we have investigated such questions of law and examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Subject Persons, such certificates of public officials and such other documents as we have deemed relevant, including, without limitation: (i) the amended and restated articles of incorporation of the Company, as amended to date; (ii) the amended and restated bylaws of the Company, as amended to date; (iii) the governing documents of the Subsidiary Guarantor; (iv) certain resolutions of the Board of Directors of the Company and the Subsidiary Guarantor, respectively, relating to the authorization of the Exchange Notes and the Exchange Guarantees; (v) the Registration Statement; (vi) specimens of the Exchange Notes to be issued pursuant to the terms of the Indenture; and (vii) the Indenture.

In giving this opinion, we have assumed, without independent verification, the genuineness of all signatures, the legal capacity of natural persons and the authenticity of all documents we have examined.  As to questions of fact relevant to this opinion, without any independent verification, we have relied upon written statements of certain public officials and officers of the Company.  We have assumed, without independent verification, that the Indenture constitutes the legal, valid and binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications below, it is our opinion that:

1.             When the Registration Statement has become effective and the Exchange Notes have been duly executed by the Company, authenticated by the Trustee and delivered in

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September 21, 2012

accordance with the terms of the Indenture, the Exchange Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law), including, without limitation, principles regarding good faith and fair dealing.

2.             When the Registration Statement has become effective and the Exchange Notes have been duly executed by the Company, authenticated by the Trustee and delivered in accordance with the terms of the Indenture, the Exchange Guarantees will constitute a legal, valid and binding obligation of the Subsidiary Guarantor, enforceable against the Subsidiary Guarantor in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law), including, without limitation, principles regarding good faith and fair dealing.

This opinion is limited in all respects to the federal laws of the United States, the laws of the State of New York, the California Corporations Code, the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act, and we express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction.

This opinion may not be relied upon by you or any other person, firm, corporation or entity for any purpose other than in connection with the Registration Statement without our prior written consent.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement.  In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Proskauer Rose LLP